UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RED ROCK RESORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Explanatory Note

This amended definitive proxy statement (the “Amended Proxy Statement”) is being filed to amend and restate in its entirety the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 19, 2018. The purpose of this amendment is solely to correct certain information contained in the Security Ownership of Certain Beneficial Owners and Management section included in the previous filing.

April 19, 2018

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Red Rock Resorts, Inc. on June 14, 2018 at 1:00 p.m. Pacific Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via audio webcast. You will be able to attend the virtual annual meeting of stockholders online by visiting www.virtualshareholdermeeting.com/RRR2018. You also will be able to vote your shares electronically at the virtual annual meeting.

Utilizing the latest technology allows us to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Details regarding how to attend the meeting online and the business to be conducted at the virtual annual meeting are more fully described in the accompanying proxy statement.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2017 Annual Report beginning on or about April 30, 2018. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. The notice contains instructions on how to receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card.

Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, by telephone, or by mail (if you obtain and properly submit paper copies of the proxy materials) by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the virtual annual meeting regardless of whether you attend the meeting online. You may also vote your shares electronically during the virtual annual meeting.

Sincerely,

Frank J. Fertitta III

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS OF RED ROCK RESORTS, INC.

To Be Held June 14, 2018

To the Stockholders of Red Rock Resorts, Inc.:

The 2018 annual meeting of stockholders of Red Rock Resorts, Inc. (the “Company”) will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/RRR2018 on Thursday, June 14, 2018, at 1:00 p.m. Pacific Time, for the following purposes:

1.	To elect five nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the board of directors of the Company;

2.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders that owned the Company’s common stock at the close of business on April 17, 2018 are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s stockholders of record will be available at the Company’s corporate headquarters located at 1505 S. Pavilion Center Drive, Las Vegas, Nevada 89135, during ordinary business hours, for 10 days prior to the annual meeting.

The accompanying proxy materials include instructions on how to participate in the annual meeting and how to vote your shares of the Company’s stock by attending the virtual meeting by webcast. To submit your questions in advance of the annual meeting, please log on to www.proxyvote.com. You will need to enter the 16-digit control number received with your Proxy or Notice of Internet Availability of Proxy Materials to vote during the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, BY MAIL, OR DURING THE VIRTUAL ANNUAL MEETING. PLEASE CAREFULLY REVIEW THE PROXY MATERIALS AND FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE.

By Order of the Board of Directors,

Frank J. Fertitta III

Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada

April 19, 2018

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2018

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHY DID I RECEIVE THESE PROXY MATERIALS?

A:	The board of directors (the “Board”) of Red Rock Resorts, Inc. (“Red Rock”, “we” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Company for use at our 2018 annual meeting of stockholders (the “Annual Meeting”), which will take place exclusively online on June 14, 2018. You are receiving these materials because you were a stockholder at the close of business on April 17, 2018, which is the “Record Date,” and are entitled to vote at the Annual Meeting. The proxy materials are being made available to stockholders beginning on or about April 30, 2018.

Q:	WHAT IS INCLUDED IN THE PROXY MATERIALS?

A:	The proxy materials include:

1.	Our proxy statement for the Annual Meeting, which includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares;

2.	A proxy card for submitting your vote (which also contains instructions on how to submit your vote over the Internet or by phone); and

3.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The “Notice of Internet Availability of Proxy Materials” (described below) includes instructions for how you may access or receive a copy of the proxy materials.

Q:	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	We are distributing our proxy materials over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we are mailing to our stockholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. On or around April 30, 2018, we will mail the Notice to our stockholders, containing instructions on how to access the proxy materials on the Internet.

Q:	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

A:	Your Notice, proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on April 30, 2018.

Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING AND WHAT AM I VOTING ON?

A:	At the Annual Meeting you will be voting on three proposals:

1.	The election of five directors to serve until his or her successor shall have been duly elected and qualified. This year’s board nominees are:

Frank J. Fertitta III

Lorenzo J. Fertitta

Robert A. Cashell, Jr.

Robert E. Lewis

James E. Nave, D.V.M.

2.	An advisory vote to approve our executive compensation.

3.	A proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:	The Board is soliciting this proxy and recommends the following votes:

1.	FOR each of the director nominees.

2.	FOR the advisory vote to approve our executive compensation.

3.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Stockholders of record as of the Record Date are entitled to vote on all items being voted on at the Annual Meeting and are entitled to receive notice of and participate in the Annual Meeting.

As of the Record Date, the Company had approximately 69.4 million shares of Class A common stock outstanding and 46.9 million shares of Class B common stock outstanding. Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding membership interests (“LLC Units”) of Station Holdco LLC (“Station Holdco”) immediately following the consummation of our initial public offering in May 2016 (the “IPO”) and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by the Company) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the record date, entities affiliated with Frank J. Fertitta III, our Chairman and Chief Executive Officer (“CEO”), and Lorenzo J. Fertitta, our Vice Chairman, held 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting, representing approximately 86.5% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date. All other shares of Class B common stock are entitled to one vote per share.

Any stockholder entitled to vote may vote either by webcast or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:	Directors are elected by a plurality of the votes cast at the virtual meeting or by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	Say-on-Pay. The advisory vote to approve our executive compensation must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee of the Board (the “Compensation Committee”), the Board or the Company. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Ernst & Young LLP. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018 must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:	We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the Annual Meeting, we must have received written notice, together with specified information, by January 26, 2018. We did not receive notice of any matters by the deadline for this year’s Annual Meeting.

Q:	WHAT CONSTITUTES A QUORUM?

A:	The holders of a majority of the voting power of the shares of our capital stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement of the meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting by webcast or send in your signed proxy card, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, 2 or 3, your abstention will have no effect on the outcome of the vote or any of the proposals.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:	If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the Annual Meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 3 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposals 1 and 2 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:	Under the rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for purposes of determining the presence of a quorum but will not be counted for purposes of determining the outcome on any proposal other than Proposal 3.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:	Stockholders may vote by Internet, telephone, mail, or in person by attending the virtual Annual Meeting by webcast. Please make sure that you have your Notice or proxy card available and carefully follow the instructions.

You may (i) vote by webcast at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Stephen L. Cootey, Jeffrey T. Welch and Richard J. Haskins, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

1.	By Internet: vote your shares online at www.proxyvote.com.

2.	By telephone: call 1-800-690-6903 or the telephone number on your proxy card.

3.	By mail: complete, sign and date your proxy card and return it in the postage-paid envelope.

4.	At the virtual meeting: participate in the Annual Meeting online at www.virtualshareholdermeeting.com/RRR2018 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to vote during the Annual Meeting.

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 13, 2018.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representative(s) will also serve as the inspector(s) of election.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:	Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Annual Meeting. All reports we file with the SEC are available when filed. Please see “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2019 ANNUAL MEETING?

A:	Under our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive written notice of a stockholder proposal between October 21, 2018 and December 20, 2018 in order for the proposal to be considered for inclusion in our proxy materials for the 2019 annual meeting. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before October 21 or after December 20, 2018, then your proposal will be untimely. In addition, your proposal must comply with the procedural provisions of the Exchange Act and our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

BACKGROUND

Our Class A common stock trades on NASDAQ under the symbol “RRR.”

We directly own all of the voting interests in our operating company, Station Casinos LLC (“Station LLC”). We also own an indirect interest in Station LLC through our ownership in Station Holdco, which holds all of the economic interest in Station LLC. Red Rock is the managing member of Station Holdco and at April 17, 2018 held approximately 59.7% of the outstanding LLC Units in Station Holdco. Holders of the remaining LLC Units are entitled to exchange the LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. See “Certain Relationships and Related Party Transactions” for discussion of certain agreements related to our organizational structure.

Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units of Station Holdco immediately following the consummation of our IPO and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by Red Rock) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the record date, entities affiliated with Frank J. Fertitta III, our Chairman and CEO, and Lorenzo J. Fertitta, our Vice Chairman, held 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting, representing 86.5% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date. All other shares of Class B common stock are entitled to one vote per share.

CORPORATE GOVERNANCE

Director Independence. The Fertitta Family Entities (as defined below) hold more than 50% of the voting power of our shares eligible to vote. As a result, we are a “controlled company” under NASDAQ corporate governance standards. Under these standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the Board consist of independent directors and (ii) that the Board have compensation and nominating and corporate governance committees composed entirely of independent directors. Although a majority of the members of our Board are independent and our compensation and nominating and corporate governance committees are comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

Our Board affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. These guidelines are contained in our Corporate Governance Guidelines (the “Guidelines”), which are posted on the Corporate Governance page of our web site located at www.redrockresorts.com.

As of the date of this proxy statement, our Board consisted of five members: Frank J. Fertitta III, Lorenzo J. Fertitta, Robert A. Cashell, Jr., Robert E. Lewis and James E. Nave, D.V.M.

Board Meeting and Annual Meeting Attendance. During the last fiscal year, there were four meetings of the Board. Each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and committees of the Board of which he or she was a member during the last full fiscal year.

Our Guidelines provide that directors are expected to attend the Annual Meeting.

Executive Sessions. Our Guidelines provide that the independent directors shall meet at least twice annually in executive session.

Stockholder Nominees. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must be a stockholder as of the Record Date and (a) must have given timely notice thereof in writing to the secretary of the Company, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with representations required by our bylaws. To be timely, a stockholder’s notice must be received by the secretary of the Company, not less than 120 or more than 180 days prior to the one-year anniversary of the date on which the Company first mailed or made available its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely the stockholder notice must be received no later than the close of business on the later of (i) 90 days before such annual meeting or (ii) the tenth day after the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver notice of nomination in accordance with the preceding sentence, notice required by the bylaws shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors.

Board Committees. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Our Guidelines provide that all of the committee members shall consist solely of independent directors, as defined and to the extent required by the applicable rules of the SEC and under the listing standards of NASDAQ.

The Board has adopted a written charter for each of its standing committees. The charters for each of these committees are available on the Corporate Governance page of our web site located at www.redrockresorts.com.

The chart below reflects the current composition of the standing committees:

Name of Director	Audit	Nominating and Corporate Governance	Compensation
Robert A. Cashell, Jr.	X	X	X
Robert E. Lewis	X	X	X
James E. Nave, D.V.M.	X	X	X

Audit Committee

Our Audit Committee consists of James E. Nave, D.V.M. (Chairman), Robert A. Cashell, Jr. and Robert E. Lewis. The Board has determined that Dr. Nave qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Dr. Nave and Messrs. Cashell and Lewis are “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934 and under applicable listing standards. The Board has determined that the composition of its Audit Committee satisfies the independence requirements of the SEC and the applicable listing standards. Our Audit Committee met on ten occasions during 2017.

The purpose of the Audit Committee is to oversee the Company’s corporate accounting and financial reporting processes. The primary responsibilities and functions of the Audit Committee are, among other things:

•	approve in advance all auditing services, including the comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•	annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor, as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own advisors.

Compensation Committee

Our Board has established a Compensation Committee whose members are Robert E. Lewis (Chairman), Robert A. Cashell, Jr. and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee met on five occasions during 2017.

Pursuant to its charter, the primary responsibilities and functions of our compensation committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve the compensation packages of those officers;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own advisors.

See “Compensation Discussion and Analysis” for a further discussion of the role of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee whose members are Robert A. Cashell, Jr. (Chairman), Robert E. Lewis and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-2 under the Exchange Act. Our Nominating Committee met on one occasion during 2017.

Pursuant to its charter, the primary responsibilities and functions of the Nominating Committee shall be to provide assistance to the Board with regard to the following:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Guidelines and the Company’s Code of Business Conduct and Ethics;

•	monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the certificate of incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own advisors.

Stockholder Communications with the Board. Stockholders may send communications to our Board by writing to Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, Attention: Board of Directors.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers (as set forth under “Executive Officers”) has ever served as a director or member of a compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company. During 2017, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

Board Leadership Structure. Our current leadership structure permits the roles of Chairman of the Board and CEO to be filled by the same or different individuals. Frank J. Fertitta III is Chairman of the Board and CEO of the Company. Our Board has determined this structure to be in the best interests of the Company and its stockholders at this time due to Mr. Fertitta’s extensive knowledge of the Company and the gaming industry, as well as fostering greater communication between our management and the Board.

Furthermore, Dr. James E. Nave, D.V.M. has been designated as our lead independent director. As the Board’s lead independent director, Dr. Nave holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Dr. Nave will:

•	preside over executive sessions of the Board and over board meetings when the Chairman of the Board is not in attendance;

•	consult with the Chairman of the Board and other board members on corporate governance practices and policies, and assume the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meet informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assist the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our Board;

•	administer the annual board evaluation and reporting the results to the Nominating Committee; and

•	assume other responsibilities that the non-management directors might designate from time to time.

The Board will periodically review the leadership structure and may make changes in the future.

Board Risk Oversight. The Board is actively involved in oversight of risks that could affect the Company. The Board expects to continue to satisfy this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee will continue to work closely with management. The Audit Committee meets at least quarterly with members of management and, among other things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider risks within their areas of responsibility. For example, the Compensation Committee considers risks that may be implicated by the Company’s executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our website located at www.redrockresorts.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website or report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Red Rock Resorts, Inc., 1505 S. Pavilion Center Dr., Las Vegas, Nevada 89135.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2017 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed or written notice that no reports were required.

2017 Director Compensation

Members of the Board who are employees of the Company do not receive compensation for their service on the Board.

The following table sets forth information regarding non-employee director compensation for 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a)	Total ($)
Robert A. Cashell, Jr.	$122,500	$153,957	$276,457
Robert E. Lewis	$125,000	$153,957	$278,957
James E. Nave	$155,000	$153,957	$308,957

(a)	Amount reflects the full grant date fair value of the stock awards granted during 2017, computed in accordance with Accounting Standards Codification 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. A total of 7,085 shares were granted to each non- employee director on March 10, 2017, which shares were held by each non-employee director on December 31, 2017 and which shares fully vested on March 10, 2018.

Non-Employee Director Compensation Structure

As of May 2, 2017, our non-employee director compensation program was structured as follows:

Amount ($)
Base Annual Retainer, all board members	90,000
Audit Committee Chairman base fee	30,000
Audit Committee Member base fee	15,000
Compensation Committee Chairman base fee	20,000
Compensation Committee Member base fee	10,000
Nominating and Governance Committee Chairman base fee	12,500
Nominating and Governance Committee Member base fee	5,000
Lead Independent Director base fee, in addition to Board membership	25,000

Directors are reimbursed for expenses to attend Board and committee meetings.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.

The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board on its findings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K, for the year ended December 31, 2017.

James E. Nave, D.V.M., Chairman

Robert A. Cashell, Jr.

Robert E. Lewis

April 19, 2018

PROPOSAL 1—ELECTION OF DIRECTORS

The current Board consists of five directors. Our Board recommends that the nominees listed below be elected as members of the Board at the Annual Meeting.

Pursuant to our certificate of incorporation, our Board shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following is a brief description of the background and business experience of each of our directors and nominees:

Name	Age	Director Since	Position(s)
Frank J. Fertitta III*	56	2015	Director
Lorenzo J. Fertitta*	49	2015	Director
Robert A. Cashell, Jr.	52	2015	Director
Robert E. Lewis	72	2015	Director
James E. Nave, D.V.M.	73	2015	Director

*	Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

Nominees

Frank J. Fertitta III. Mr. Fertitta has served as CEO of Red Rock and the Chairman of the Board since September 2015. Mr. Fertitta has also served as CEO of Station LLC since June 2011 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta also served as President of Station LLC from January 2011 to October 2012. Mr. Fertitta served as Chairman of the board of directors of Station Casinos Inc., the Company’s predecessor (“STN”) from February 1993, CEO of STN from July 1992 and President of STN from July 2008, in each case through June 2011; Mr. Fertitta also served as President of STN from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of STN in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016, serving as the CEO since April 2011, and the co-owner of Zuffa, LLC until it was sold in August 2016. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Lorenzo J. Fertitta. Mr. Fertitta has served as a member of the Board of the Company since its formation in September 2015 and Vice Chairman of the Board since January 2017. He served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta served as Vice Chairman of the board of directors of STN from December 2003 and as a director from 1991, in each case through June 2011. Mr. Fertitta also served as President of STN from July 2000 until June 2008. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016 and the co-owner of Zuffa, LLC until it was sold in August 2016 and served as Chairman and CEO of Zuffa, LLC from June 2008 until August 2016. From 1991 to 1993, he served as Vice President of STN. Mr. Fertitta served as President and CEO of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Mr. Fertitta served as a member of the board of directors of the Nevada Resort Association from 2001 to 2008. Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Robert A. Cashell, Jr. Mr. Cashell has served as a member of the Board of the Company since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. He has been involved in the gaming industry for over 25 years, beginning in management training in 1979 at Boomtown Hotel and Casino in Northern Nevada. From 1991 to 1998, Mr. Cashell served as General Manager of the Horseshoe Club in Reno, Nevada. Since 1995, Mr. Cashell has also served as President of Northpointe Sierra, Inc. which owns and operates five casinos within TA and Petro Travel Centers in northern and southern Nevada under the brand name Alamo Casino. Since 2001, Mr. Cashell has owned and served as President of Topaz Lodge and Casino in Gardnerville, Nevada. Between 2003 and 2007, Mr. Cashell managed other gaming properties in Nevada on behalf of owners and investment groups. In 2013, Mr. Cashell acquired the Winners Inn and Pete’s Gambling Hall in Winnemucca, Nevada and serves as the company’s President. Since 2000, Mr. Cashell has served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada. We believe that Mr. Cashell’s experience and business expertise in the gaming industry give him the qualifications and skills to serve on the Board.

Robert E. Lewis. Mr. Lewis has served as a member of the Board of the Company since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and as a director of STN from May 2004 until November 2007. While a Director of STN, he served on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp., a builder and owner of rental communities, shopping centers, office buildings and industrial parks of distinction, since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association from 1987 to 1988. Mr. Lewis served on the Executive Committee of the Nevada Development Authority, served as its Legislative Committee Co-Chairman for a number of years, and was its Secretary from 1995 to 1997. He served as the Chairman of the Las Vegas District Council of the Urban Land Institute from 2002 to 2005 and served on the Clark County Community Growth Task Force from 2004 to 2005. We believe that Mr. Lewis’s experience and business expertise give him the qualifications and skills to serve on the Board.

James E. Nave, D.V.M. Dr. Nave has served as a member of the Board of the Company since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and as a director of STN from March 2001 until June 2011. During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committees. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave served on the board of directors of Bank of Nevada (formerly Bank West of Nevada) from 1994 to January 2014. Dr. Nave has served on the board of directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave also served as the Director of International Affairs for the American Veterinary Medical Association (the “AVMA”) from July 2001 to July 2013. Previously Dr. Nave served as the Globalization Liaison Agent for Education and Licensing of the AVMA, and he was also the Chairperson of the AVMA’s National Commission for Veterinary Economics Issues from 2001 through July 2007. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, and the American Animal Hospital Association and previously served on the Executive Board of the World Veterinary Association.

Dr. Nave was the chairman of the University of Missouri College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. We believe that Dr. Nave’s financial and business expertise, including his diversified background of managing and directing a variety of public and private organizations, give him the qualifications and skills to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 19 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Executive Compensation—Compensation Discussion and Analysis” have been effective in achieving our compensation objectives and are designed to appropriately align with the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2018 Definitive Proxy Statement on Schedule 14A.

At the 2017 Annual Meeting, our stockholders voted on a non-binding, advisory proposal to approve the frequency with which we provide our stockholders with a “say-on-pay” resolution. A majority of our stockholders voted to hold “say-on-pay” resolutions on an annual basis, and our Board adopted this policy following the 2017 Annual Meeting. Therefore, unless our Board determines otherwise, the next “say-on-pay” resolution will be provided to stockholders at the 2019 Annual Meeting.

This advisory vote, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2017 are described below and under “Audit Committee Report” located on page 12 of this proxy statement.

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2017and 2016:

	2017	2016
Audit Fees(a)	$3,417,329	$4,783,902
Audit-Related Fees(b)	$40,000	$37,000
Tax Fees(c)	$858,077	$125,000
All Other Fees(d)	$1,995	$2,490

(a)	Audit Fees—Fees for audit services consisted of: (1) professional services rendered in connection with the audits of the Company’s annual financial statements included in its Annual Report on Form 10-K and for the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q’s, (2) regulatory filings, and (3) professional services related to our Registration Statements on Form S-1 related to our IPO and the Fertitta Entertainment Acquisition for 2016.
(b)	Audit-Related Fees—Fees for audit-related services consisted of amounts paid for audits of our employee benefit plan.
(c)	Tax Fees—Fees for tax services consisted primarily of tax advisory services.
(d)	All Other Fees—Represents a charge for an online technical accounting research tool.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2018.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

EXECUTIVE OFFICERS

Executive officers are elected annually and serve at the discretion of our Board and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Frank J. Fertitta III	56	Chairman of the Board and Chief Executive Officer
Richard J. Haskins	54	President
Joseph J. Hasson	61	Executive Vice President and Chief Operating Officer
Stephen L. Cootey	49	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey T. Welch	56	Executive Vice President and Chief Legal Officer

Frank J. Fertitta III. Mr. Fertitta serves as Chairman of the Board and CEO. His business experience is discussed above in “Item 1—Election of Directors.” He is the brother of Lorenzo J. Fertitta, who serves as Vice Chairman of the Board.

Richard J. Haskins. Mr. Haskins has served as President of Red Rock and Station LLC since October 2015. Mr. Haskins served as Executive Vice President, General Counsel and Secretary of Station LLC from January 2011 to October 2015. He also served as Executive Vice President, General Counsel and Secretary of Fertitta Entertainment from April 2011 to May 2016. Mr. Haskins served as Executive Vice President and Secretary of STN from July 2004 and served as General Counsel of STN from April 2002, in each case through June 2011. He previously served as Assistant Secretary of STN from September 2003 to July 2004, as Vice President and Associate General Counsel of STN from November 1998 to March 2002 and as General Counsel of Midwest Operations of STN from November 1995 to October 1998. Mr. Haskins is a member of the American Bar Association, the Missouri Bar Association and Nevada Bar Association.

Joseph J. Hasson. Mr. Hasson has served as Executive Vice President and Chief Operating Officer of Red Rock since August 2017. Mr. Hasson initially joined the Company in 2003. Prior to assuming his current role, Mr. Hasson served the Company in various capacities, including Executive Vice President of Operations, Senior Vice President of Operations and Vice President and General Manager from October 2012 to July 2017. From August 2011 to September 2012, Hasson was employed as a General Manager with Penn National Gaming, Inc. From 2003 to 2011, Mr. Hasson served as Vice President and General Manager of various properties owned by STN, a predecessor to the Company. From 1981 to 2003, Mr. Hasson was employed by Harrah’s Entertainment and its predecessor and related companies in various roles, including Vice President, General Manager and Senior Vice President. Prior to joining the gaming industry, Hasson was a certified public accountant with Deloitte Haskins & Sells.

Stephen L. Cootey. Mr. Cootey has served as Executive Vice President, Chief Financial Officer and Treasurer of Red Rock since May 2017. Mr. Cootey joined the Company in March 2017 and served as Executive Vice President and Chief Administrative Officer prior to assuming his current role. Mr. Cootey served as the Chief Financial Officer of Wynn Resorts Ltd. from May 2014 to March 2017, its Treasurer from February 2014 to March 2017 and its Senior Vice President from January 2014 to May 2014. He served as Senior Vice President of Corporate Finance at Las Vegas Sands Corporation from March 2012 to December 2013 and its Vice President of Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, he was a Partner and Senior Research Analyst of Prides Capital, LLC. He served as Vice President of Credit Suisse First Boston 2001 to 2004.

Jeffrey T. Welch. Mr. Welch has served as Executive Vice President and Chief Legal Officer of Red Rock since June 2017. Prior to his appointment as Chief Legal Officer Mr. Welch worked at Deutsche Bank AG, where he served as Managing Director and Senior Counsel since 2003, as Director and Counsel from 1997 to 2003 and as Vice President and Counsel from 1993 to 1997. In addition, Mr. Welch served as Deutsche Bank’s representative on the Board of Directors of Station Holdco LLC from 2013 to 2016. Prior to joining Deutsche Bank, Mr. Welch was an Associate at White & Case from 1988 to 1993. Mr. Welch is a member of the Board of Directors of the Nevada Resort Association, a member of the New York State Bar and a member of the Nevada Bar Association.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our core strategy for delivering value to stockholders is centered on attracting customers to our gaming and non-gaming offerings, which include restaurants, hotels and other entertainment amenities. Key components of our strategy include:

•	Providing a high quality, value-oriented gaming and entertainment experience.

•	Generating revenue growth through targeted marketing and promotional programs.

•	Maximizing business profitability through operational excellence and cost management.

•	Utilizing a flexible capital structure to drive growth and equity holder returns.

•	Maintaining positive employee relations that instill a sense of loyalty among our employees.

•	Providing management and development services to Native American gaming projects.

The executive compensation program described in this section was designed to focus our management team on implementing and achieving that strategy.

Pay for Performance. Our executive compensation program is heavily weighted towards performance-based compensation that provides a direct link between corporate performance and pay outcomes for our executives. In addition, we set objectively-measurable, pre-determined performance objectives as part of our annual bonus plan. These objectives are explained in more detail below.

•	Compensation Mix. There are four elements of total compensation for our senior executives: base salary, annual incentives, long-term incentives and other compensation (benefits and perquisites). Our CEO did not to receive any equity awards during 2016 or 2017. Hence, his total compensation mix for 2017 is approximately 34% performance-based through our annual incentive plan. If he were to receive long-term equity incentive awards, his percentage of performance-based compensation would likely be greater than that of our other named executive officers. As a group, 81% of the compensation opportunity for our other current named executive officers is performance-based through our annual cash incentives and long-term equity awards, as indicated in the graph below.

•	Performance goals. Our philosophy is to set challenging performance standards which must be met as a condition of earning an annual bonus.

Executive Compensation Practice Highlights

We employ a number of plan design features and practices that are intended to strengthen the alignment of our executive compensation program with stockholder value.

What We Do	What We Don’t Do
✓ Independent Compensation Committee	☒ Reprice and repurchase options without stockholder approval
✓ Independent compensation consultant	☒ Pension/supplemental retirement plan payouts for named executive officers
✓ Stockholder “say on pay” votes on an annual basis	☒ Liberal change in control definition in individual contracts or equity plans which could result in payments to named executive officers without an actual change in control occurring
✓ Executive session without management at Compensation Committee meetings	☒ Change in control severance payments without involuntary job loss or adverse employment changes
✓ Robust stock ownership guidelines	☒ Excessive severance/change in control payments and benefits
✓ Compensation clawback policy that applies to our cash and equity incentives
✓ Award a significant percentage of long-term incentive value in stock options that align with stockholder value
✓ Annual compensation review

Say on Pay

Our shareholders approved the compensation of the 2016 named executive officers by approximately 99%. The Board considered the results of this vote, but no significant changes to our existing compensation programs were made as a result of this vote. However, the Compensation Committee and the Board will consider the outcome of future stockholder advisory votes, including the vote that will take place at the Annual Meeting, when it makes compensation decisions for our named executive officers in the future.

Executive Compensation Philosophy

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders and maximizing stockholder value. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•	Key Talent. The pay program should enable the Company to attract individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•	Pay for Performance. A high proportion of total compensation should be at risk for achievement of challenging annual operating goals, without incentivizing excessive risk-taking, and for long-term value creation for stockholders.

•	Long-term Orientation. Long-term incentives should require longer-than-typical service in order to vest, and the mix of incentives should place emphasis on long-term sustainable growth and profitability.

•	Total Compensation Context. Decisions on pay levels and increases for executives should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of sustained individual performance, scope of responsibilities, knowledge and experience, and internal parity among executives where appropriate.

The Compensation Committee regularly assesses the Company’s executive compensation program to ensure that it remains aligned with the Company’s business strategy and that it is effective in supporting the Company’s talent needs.

Compensation Discussions & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of the following executives, who were our named executive officers (“NEOs”) in 2017:

Name*	Title
Frank J. Fertitta III	Chairman of the Board and CEO
Richard J. Haskins	President
Stephen L. Cootey	Executive Vice President, Chief Financial Officer and Treasurer
Joseph J. Hasson	Executive Vice President and Chief Operating Officer
Jeffrey T. Welch	Executive Vice President and Chief Legal Officer
Marc J. Falcone*	Former Executive Vice President, Chief Financial Officer and Treasurer

*	Mr. Falcone resigned from his position effective May 31, 2017.

Transitions in Executive Leadership

We appointed Mr. Cootey as our Executive Vice President, Chief Financial Officer and Treasurer, effective May 24, 2017.

We appointed Mr. Hasson as our Executive Vice President of Operations, effective May 15, 2017. We promoted him to Executive Vice President and Chief Operating Officer on August 18, 2017.

We appointed Mr. Welch as our Executive Vice President and Chief Legal Officer on June 26, 2017.

Program Overview

Each component of our executive compensation program and the related rationale are highlighted below:

Purpose	Rationale
Base salary

•   Provides a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.

•   Recognizes sustained performance, capabilities, job scope, knowledge and experience, and supports internal pay equity.

Annual cash incentives

•   Motivates and rewards achievement of challenging annual objectives that drive stockholder value.

•   Rewards achievement of financial and other operating goals that provide the foundation for future growth and profitability.

Stock options	• Aligns executives with stockholders on gains in equity value. • Encourages retention through time-based vesting over four years and a seven-year period to exercise the options.

Restricted stock	• Provides retention motivation through awards of Company shares. • Encourages executive retention through time-based vesting over four years.

Executive benefits and perquisites

•   Facilitates executive health and focus on our business by providing supplemental executive medical and life insurance benefits and tax preparation service and ensures stability of business by providing, in the case of Mr. Fertitta only, certain personal security services.

How We Make Compensation Decisions

Role of the Compensation Committee. The Compensation Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. The Compensation Committee’s responsibilities and its process for determining the compensation of our executives include the following:

•	Annual Program Assessment. Assess the Company’s executive compensation program to ensure that it is aligned with the Company’s business strategy and is effective in supporting the Company’s talent needs. Solicit recommendations for changes from management and our compensation consultant as appropriate. Recommend to the full Board of Directors the specific plan designs and features to be implemented or utilized.

•	Performance Goals. Annually review and approve corporate and strategic goals and objectives relevant to the compensation of the CEO and the other NEOs and assess the performance of our NEOs against those goals.

•	Equity Awards. Review and approve all equity compensation awards granted by the Company. Review the impact of equity awards on dilution of stockholders relative to peer practices.

Compensation Decisions. Determine and approve compensation levels, including base salary, incentive opportunities, and other benefits, of the CEO. Recommend pay changes for our other NEOs, including base salary, target annual incentive and annual incentive amounts earned, to the full Board for approval. In making such determination and developing such recommendations, consider all relevant information, including the Company’s overall performance, shareholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, employment agreement terms, and competitor compensation levels. Review and approve individual grants of equity awards to our NEOs. In addition, the Compensation Committee considers, as appropriate, views expressed by stockholders on executive compensation matters, including the results of stockholder advisory votes on executive compensation.

•	Risk. Annually review the risks and rewards associated with the Company’s compensation programs. Ensure that the Company’s executive compensation program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers. The CEO makes recommendations to the Compensation Committee on plan design, financial and strategic performance goals, performance and compensation of other NEOs, and management transitions and succession. No executive officer is otherwise involved in the NEO compensation determinations, and all such determinations are made by the Compensation Committee or the Board, as applicable.

Role of Compensation Consultant. Pursuant to its charter, the Compensation Committee has the authority to retain independent consultants to provide advice to the Compensation Committee. Since July 2016, the Compensation Committee has retained Pay Governance LLC (“Pay Governance”) to assist the Compensation Committee in performing its duties. Pay Governance does not provide other services to the Company or the Company’s management. Pay Governance advises the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking, and equity incentives.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance is independent and the services provided by Pay Governance during fiscal year 2017 did not raise any conflicts of interest. In reaching these conclusions, the Compensation Committee considered all relevant factors, including the factors set forth in Rule 10C-1 of the Exchange Act and applicable NASDAQ listing standards.

Peer Group Benchmarking. The Compensation Committee uses a compensation “Peer Group” to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee’s consultant reviews the companies in our Peer Group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies.

The Company’s 2018 Peer Group is listed below. All peer companies were engaged in the gaming, gaming equipment or hospitality businesses.

Company	Primary Business
	Gaming Equipment	Gaming	Hospitality
Las Vegas Sands Corporation		✓
MGM Resorts International		✓
Wynn Resorts, Limited		✓
International Game Technology	✓
Caesars Entertainment Corporation		✓
Penn National Gaming, Inc.		✓
Scientific Games Corporation	✓
Hyatt Hotels Corporation			✓
Pinnacle Entertainment, Inc.		✓
Boyd Gaming Corporation		✓
Vail Resorts, Inc.			✓
Choice Hotels International			✓
Marriott Vacations Worldwide			✓

The peer companies have revenue and market capitalization in a broad range around that of Red Rock, but the Compensation Committee believes these are the companies that compete for talent with the requisite experience and capabilities to be successful in a highly competitive and specialized industry like gaming. During 2017, Isle of Capri was included in the peer group shown above, but was removed for 2018 as a result of its acquisition by Eldorado Resorts, Inc. For 2018, based on the recommendation of Pay Governance, the following companies were added to the peer group, as reflected in the chart above: Choice Hotels International; Hyatt Hotels Corporation; Marriott Vacations Worldwide; and Vail Resorts.

Red Rock’s trailing twelve month (TTM) revenue was between the low and median of the Peer Group companies and its market capitalization was above the Peer Group median.

Company Scope(1)	Red Rock	Low	Median	High
TTM Revenue ($M)	1,616	978	2,656	12,521
Market Capitalization ($M)	3,908	1,880	4,495	54,930

(1)	Revenue based on trailing 12 months as of February 6, 2018 and market capitalization based on closing share price on December 31, 2017.

The Compensation Committee reviews executive compensation in the context of the range of competitive practices for similar positions and does not target a specific market percentile. For 2017, target total direct compensation for all of the current NEOs in the aggregate (i.e., all of the NEOs other than Mr. Falcone) fell at the 37th percentile of the Peer Group shown above.

Fiscal Year 2017 Executive Compensation Program and Pay Decisions

Base Salaries. The employment agreements with each of our current NEOs sets forth an annual base salary effective as of the NEO’s date of hire. The Compensation Committee reviews base salaries annually, and considers, among other things, significant increases in position, responsibilities, demonstrated capabilities, and sustained individual performance, as well as whether any significant gaps in internal pay equity or external pay competitiveness exist.

Base salaries for NEOs employed by the Company in FY 2016 were unchanged in FY 2017.

Name	FY2016 Base Salary	FY2017 Base Salary	% Change
Frank J. Fertitta III	$1,000,000	$1,000,000	0%
Richard J. Haskins	$750,000	$750,000	0%
Stephen L. Cootey	N/A	$600,000	N/A
Joseph J. Hasson	N/A	$600,000	N/A
Jeffrey T. Welch	N/A	$600,000	N/A

Annual Cash Incentives. Our NEOs are eligible to receive annual cash incentives. As a foundation for the annual incentive program, the Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual’s base salary at year-end (after taking into account any mid-year salary adjustment). Each NEO’s target bonus percentage is established pursuant to his employment agreement as 100% of his annual base salary. The target incentive opportunities are reviewed by the Compensation Committee each year.

Following the end of 2017, the Compensation Committee conducted a holistic review of the operational performance of the Company and the individual performance of the NEOs in order to determine the 2017 annual bonus amounts to be awarded to each of the NEOs. The amounts awarded for 2017 are shown in the “Bonus” column of the 2017 Summary Compensation Table. For 2017, each of Mr. Welch’s and Mr. Cootey’s annual bonus was guaranteed to be paid at target level.

Long Term Equity Incentives. All Red Rock employees and non-employee directors are eligible for equity awards under the Red Rock, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan authorizes the Board (or a committee thereof) to award equity-based compensation in the form of (1) stock options, including incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) performance awards, (6) other stock-based awards, and (7) performance compensation awards. A total of 11,585,479 shares of Class A common stock are reserved for issuance under the 2016 Plan.

During 2017, the Compensation Committee awarded equity-based compensation to the NEOs (other than Mr. Fertitta) in the form of stock options and restricted stock. For 2017, Mr. Hasson received only stock options. Mr. Fertitta did not receive equity-based compensation in 2016 or 2017 as part of his ongoing compensation package. The grant date fair value of equity-based compensation awards are determined based on the Compensation Committee’s review of peer group data and, in certain instances, are determined in connection with the negotiation of the executive’s employment agreement, and the values are generally equal to a percentage of the NEO’s base salary.

The number and grant value of the equity awards granted to our NEOs in 2017 are set forth in the table below.

	Stock Options		Restricted Stock		Total Grant Value of Awards
Name	Grant Value	Stock Options	Grant Value	Restricted Shares
Frank J. Fertitta III	$—	—	$—	—	$—
Richard J. Haskins	$2,709,373	430,743	$872,481	40,151	$3,581,854
Stephen L. Cootey	$1,244,596	202,703	$615,021	28,342	$1,859,617
Jeffrey T. Welch	$1,202,032	203,046	$599,996	26,954	$1,802,028
Joseph J. Hasson	$1,062,501	168,919	$—	—	$1,062,501
Marc J. Falcone	$956,250	152,027	$307,936	14,171	$1,264,186

For a description of the equity-based compensation awards granted to the NEOs during 2017, see the “Grants of Plan-Based Awards Table” below.

Other Elements of Executive Compensation

Benefits and Perquisites. Each of our current NEOs is entitled to receive the group health, executive medical, disability and life insurance-related coverage and/or benefits, and tax preparation services. To the extent that our NEOs’ participation would not result in duplication of benefits, the NEOs are entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally.

Employment Agreements. We have entered into employment agreements with each of our current NEOs. The following is a summary of the terms of the employment agreements we currently have in place with our NEOs.

•	Term. Fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms.

•	Accrued and unpaid obligations at termination. In the event of termination for any reason, the NEOs are entitled to their accrued and unpaid obligations, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses.

•	Termination for “cause.” Executives are not entitled to any additional payments or benefits upon a termination by the Company for “cause.”

•	Termination without “cause.” Executives receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments). In addition, group health and long-term disability insurance coverage is continued for 12 months (or a cash payment is made in lieu of continued coverage). Receipt of the additional payments is subject to the applicable NEO’s execution of a release of claims against the Company.

•	Termination without “cause” following a change in control. Executives receive the same payments and benefits as they would receive upon a termination without “cause.”

•	Resignation for “good reason” following a change in control. With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company (as defined in the applicable employment agreement). Upon a resignation by the executive for “good reason”, the NEO receives the same additional payments and benefits as the NEO would receive upon a termination by the Company without “cause.” Receipt of the additional payments is subject to the NEO’s execution of a release of claims against the Company.

•	Voluntary termination of employment. Executives do not receive any additional payments or benefits upon a voluntary termination of employment (not following a “change in control”), except in the case of Mr. Fertitta, who receives additional payments or benefits upon a resignation for “good reason” whether or not a “change in control” has occurred. Upon Mr. Fertitta’s resignation for “good reason,” he receives the same additional payments and benefits as he would upon a termination by the Company without “cause” (subject to the release requirement discussed above). If Mr. Fertitta resigns without “good reason” he does not receive any additional payments or benefits.

•	Termination as a result of death or disability. Executives receive a pro-rated annual bonus payment for the year of death or disability.

•	Restrictive covenants. The agreements include several obligations and restrictions for the NEOs that are designed to protect the interests of the Company:

•	Indefinite confidentiality obligations.

•	For Messrs. Fertitta and Haskins, in the event of a termination without “cause” or for “good reason” in each case prior to the fifth anniversary of the IPO, noncompetition and non-solicitation restrictions apply through the second anniversary of the termination with respect to a defined “Restricted Area” (other than the “Las Vegas Strip”) and through the first anniversary with respect to the “Las Vegas Strip.”

•	For Messrs. Fertitta and Haskins, in the event of any other termination, noncompetition and non-solicitation restrictions apply until the later of (1) the fifth anniversary of the IPO, (2) the second anniversary of the termination with respect to a defined “Restricted Area” (other than the “Las Vegas Strip”) and (3) through the first anniversary with respect to the “Las Vegas Strip.”

For the other NEOs, these restrictions apply to the City of Las Vegas, Nevada, and the area within a 30-mile radius, and any area in or within a 30-mile radius of any other jurisdiction in which we or any of our affiliates is directly or indirectly engaged in the development, ownership, operation or management of any gaming activities or is actively pursuing any such activities.

Executive Compensation Governance Policies

Clawback Policy. Any compensation paid to any NEO by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirements.

Stock Ownership Guidelines. The Company has established stock ownership guidelines for our NEOs and non-employee directors as described below. Individuals have five years from the date they become subject to the stock ownership guidelines to satisfy them. Unvested restricted stock and shares owned outright are counted for purposes of satisfying the ownership guidelines.

Position	Stock Ownership Multiple of Base Salary
CEO	5x
Other NEOs	3x

Non-employee Directors. The Company’s stock ownership guidelines call for the Company’s non-employee directors to hold Company equity equal to two times annual retainer fees.

Tax Implications—Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year. Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1 million limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017.

Although the Compensation Committee maintains a practice of considering the anticipated tax treatment to the Company in its review and establishment of compensation programs and awards, in order to maintain flexibility in compensating executives in a manner that is in the best interest of the Company and its stockholders, the Compensation Committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will continue to consider the deductibility of compensation as a factor in assessing whether a particular compensation arrangement is appropriate and designed to satisfy the goals over our executive compensation program.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed this CD&A with management and, following that review and discussion, recommended to the Board that this CD&A be included in this proxy statement.

Compensation Committee

Robert E. Lewis, Chairman

Robert A. Cashell, Jr.

Dr. James E. Nave, D.V. M.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our NEOs for services rendered to us in all executive capacities during the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(e)	Bonus ($)(f)	Stock Awards ($)(g)	Option Awards ($)(g)	All Other Compensation ($)(h)	Total ($)
Frank J. Fertitta III	2017	1,000,000	—	—	—	941,244	1,941,244
Chairman of the Board and CEO	2016	1,000,000	333,333	—	—	343,845	1,677,178
	2015	1,000,000	1,000,000	—	—	529,998	2,529,998

Richard J. Haskins	2017	750,000	750,000	872,481	2,709,373	38,342	5,120,196
President	2016	750,000	250,000	749,990	750,000	18,382	2,518,372
	2015	620,192	625,000	—	—	11,500	1,256,692
Stephen L. Cootey(a)	2017	461,538	600,000	615,021	1,244,596	9,886	2,931,041
Executive Vice President,
Chief Financial Officer and Treasurer

Jeffrey T. Welch(b)	2017	288,462	600,000	599,996	1,202,032	4,130	2,694,620
Executive Vice President and
Chief Legal Officer
Joseph J. Hasson(c)	2017	531,924	500,000	—	1,062,501	11,901	2,106,326
Executive Vice President and
Chief Operating Officer

Marc J. Falcone(d)	2017	300,000	—	307,936	956,250	378,776	1,942,962
Former Executive Vice President,	2016	600,000	200,000	599,996	600,000	17,416	2,017,412
Chief Financial Officer and Treasurer	2015	600,000	475,000	—	—	17,533	1,092,533

(a)	Mr. Cootey was appointed as our Executive Vice President, Chief Financial Officer and Treasurer effective May 24, 2017.
(b)	Mr. Welch was appointed as our Executive Vice President and Chief Legal Officer on June 26, 2017.
(c)	Mr. Hasson was appointed as our Executive Vice President and Chief Operating Officer on August 18, 2017.
(d)	Mr. Falcone resigned from his position effective May 31, 2017. Mr. Falcone is serving as a consultant to the Company for a period of twelve months following the termination of his employment.

(e)	Amounts shown are salary amounts earned without consideration as to the year of payment.
(f)	Amounts represent bonuses earned without consideration as to the year of payment. Mr. Fertitta declined to receive an annual bonus for 2017.
(g)	Amount reflects the full grant date fair value of the stock awards and stock options granted, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See the discussion under the caption “Long Term Equity Incentives” for information about equity incentives granted to the NEOs. For a discussion of valuation assumptions, see Note 15 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2017 filed on March 1, 2018.
(h)	All Other Compensation for 2017 consisted of the following:

Name	Life insurance	Executive Medical	Tax Preparation Services	Consulting(1)	Other(2)	Total
Frank J. Fertitta III	$209,060	$81,505	$—	$—	$650,679	$941,244
Richard J. Haskins	3,390	7,294	10,000	—	17,658	38,342
Stephen L. Cootey	263	7,711	1,912	—	—	9,886
Jeffrey T. Welch	430	3,700	—	—	—	4,130
Joseph J. Hasson	1,980	2,717	—	—	7,204	11,901
Marc J. Falcone	4,130	12,317	—	350,000	12,329	378,776

(1)	Represents amounts paid to Mr. Falcone in connection with his consulting arrangement with the Company.
(2)	For Mr. Fertitta, the amount shown under “Other” represents the Company’s cost of providing personal security services to Mr. Fertitta during 2017. For Messrs. Haskins and Falcone, the amount shown under “Other” represents a tax gross-up payment made by the Company to account for certain amounts included in each of their respective taxable income during 2017.

Grants of Plan-Based Awards for 2017

The table below provides information regarding the grant of plan-based awards in 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares (#)(a)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(d)
Frank J. Fertitta III	N/A	N/A	N/A		N/A	N/A
Richard J. Haskins	3/10/17	40,151	—		—	$872,481
	3/10/17	—	430,743	(b)	$21.73	$2,709,373
Stephen L. Cootey	3/13/17	28,342	—		—	$615,021
	3/13/17	—	202,703	(c)	$21.70	$1,244,596
Jeffrey T. Welch	8/10/17	26,954	—		—	$599,996
	8/10/17	—	203,046	(c)	$22.26	$1,202,032
Joseph J. Hasson	3/10/17	—	168,919	(b)	$21.73	$1,062,501
Marc J. Falcone	3/10/17	14,171	—		—	$307,936
	3/10/17	—	152,027		$21.73	$956,250

(a)	The restricted stock awards vest in installments of 50% on each of the third and fourth anniversaries of the grant date.
(b)	The stock option awards vest in installments of 33 1⁄3% on each of the second, third and fourth anniversaries of the grant date.
(c)	The stock option awards vest in installments of 25% on each of the first four anniversaries of the grant date.
(d)	Amount reflects the full grant date fair value of the stock awards granted computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 15 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2017 filed on March 1, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards of our NEOs as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Frank J. Fertitta III	—	—		—	—	—		—
Richard J. Haskins	31,250	93,750	(a)	$19.50	4/26/2023	38,461	(b)	$1,297,674
	—	430,743	(c)	$21.73	3/10/2024	40,151	(d)	$1,354,095
Stephen L. Cootey	—	202,703	(e)	$21.70	3/13/2024	28,342	(f)	$956,259
Jeffrey T. Welch	—	203,046	(g)	$22.26	8/10/2024	26,954	(h)	$909,428
Joseph J. Hasson	12,891	38,671	(a)	$19.50	4/26/2023	—		—
	—	168,919	(c)	$21.73	3/10/2024	—		—
Marc J. Falcone	25,000	25,000	(i)	$19.50	8/29/2018	—		—

(a)	Scheduled to vest 25% on May 2, 2018 and each anniversary thereafter until fully vested on May 2, 2020.
(b)	Scheduled to vest 50% on May 2, 2019 and 50% on May 2, 2020.
(c)	Scheduled to vest 33 1⁄3% on March 10, 2019 and each anniversary thereafter until fully vested on March 10, 2021.
(d)	Scheduled to vest 50% on March 10, 2020 and 50% on March 10, 2021.
(e)	Scheduled to vest 25% on March 13, 2018 and each anniversary thereafter until fully vested on March 13, 2021.
(f)	Scheduled to vest 50% on March 13, 2020 and 50% on March 13, 2021.
(g)	Scheduled to vest 25% on August 10, 2018 and each anniversary thereafter until fully vested on August 10, 2021.
(h)	Scheduled to vest 50% on August 10, 2020 and 50% on August 10, 2021.
(i)	Scheduled to vest on May 2, 2018. The Company agreed to allow the vesting of any awards awarded to Mr. Falcone during the period he agreed to serve as a consultant to the Company.

Option Exercises and Stock Vested for 2017

There were no exercises of stock options or vesting of stock awards by any of the NEOs during 2017.

Estimated Payments and Benefits upon Termination

The chart below presents the estimated amounts that would be payable to each current NEO upon a hypothetical termination of employment as of December 31, 2017, as a result of each of the termination scenarios described below.

	Salary Continuation ($)	Bonus(a) ($)	Health Benefits ($)	Equity(b) ($)	Total ($)
NEO Terminates Without Good Reason/Company Terminates for Cause
Frank J. Fertitta III	—	—	—	—	—
Richard J. Haskins	—	—	—	—	—
Stephen L. Cootey	—	—	—	—	—
Jeffrey T. Welch	—	—	—	—	—
Joseph J. Hasson	—	—	—	—	—
Death or Disability
Frank J. Fertitta III	—	1,000,000	—	—	1,000,000
Richard J. Haskins	—	750,000	—	—	750,000
Stephen L. Cootey	—	600,000	—	—	600,000
Jeffrey T. Welch	—	600,000	—	—	600,000
Joseph J. Hasson	—	600,000	—	—	600,000
Company Terminates Without Cause or NEO terminates for Good Reason (other than in connection with a Change in Control)(c)
Frank J. Fertitta, III	1,000,000	1,000,000	17,392	—	2,017,392
Richard J. Haskins	750,000	750,000	10,433	—	1,510,433
Stephen L. Cootey	600,000	600,000	10,433	—	1,210,433
Jeffrey T. Welch	600,000	600,000	17,392	—	1,217,392
Joseph J. Hasson	600,000	600,000	17,392	—	1,217,392
Involuntary Termination following a Change in Control(d)
Frank J. Fertitta III	1,000,000	1,000,000	17,392	—	2,017,392
Richard J. Haskins	750,000	750,000	10,433	9,160,592	10,671,025
Stephen L. Cootey	600,000	600,000	10,433	3,396,803	4,607,236
Jeffrey T. Welch	600,000	600,000	17,392	3,240,396	4,457,788
Joseph J. Hasson	600,000	600,000	17,392	2,579,392	3,796,784

(a)	Amounts in this column reflect the NEO’s target bonus for the year ended December 31, 2017. This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.
(b)	Amounts in this column reflect the value of restricted stock awards and unvested stock options that would vest in connection with the triggering event. For stock options, this amount reflects the positive “spread” value between the option’s exercise price and our stock price, based on the closing price of our common stock on the last trading day in the year ended December 31, 2017 ($33.74 on December 29, 2017). For restricted stock awards, this amount represents the number of shares vesting multiplied by $33.74. The amounts for each NEO are comprised of the following: Mr. Haskins: $6,508,223 in stock options and $2,652,369 in restricted stock awards; Mr. Cootey: $2,440,544 in stock options and $956,259 in restricted stock awards; Mr. Welch: $2,330,968 in stock options and $909,428 in restricted stock awards; and Mr. Hasson: $2,579,392 in stock options.

(c)	With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company. With respect to Mr. Fertitta, he can resign at any time for “good reason” (as defined in his Employment Agreement).
(d)	“Involuntary Termination” for purposes of this row means a termination by the Company without “cause” or a resignation by the NEO for “good reason.”

In connection with his termination of employment, Mr. Falcone will continue to provide consulting services to the Company for a period of twelve months and, in consideration for providing such services and a release of claims, will receive compensation in an amount equal to continued payments of his base salary of $50,000 per month for a period of twelve months and continuation of the group health insurance and long term disability insurance for a period of twelve months, or, in the event the Company determines that continuation of such coverage is not permitted, a lump-sum payment of the economic equivalent thereof.

Equity Compensation Plan Information

The following table sets forth information regarding Red Rock’s equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,248,465	$21.29	5,027,710
Equity compensation plans not approved by security holders	—	—	—

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our employees.

We identified our employee population as of December 31, 2017 which consisted of approximately 13,500 employees, all of whom work inside the U.S. This population included full-time, part-time, seasonal and temporary employees employed by us on that date. We then determined the median employee based on each employee’s total compensation for the year ended December 31, 2017 (including salary, tips, bonus and other taxable compensation). After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of 2017 Summary Compensation Table, which resulted in the annual total compensation of our median employee being $31,721. Our Chief Executive Officer’s annual total compensation was $1,941,244 as reported in the “Total” column of the 2017 Executive Summary Table. Based on this information, for 2017 the estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 61:1.

We believe this CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and members of management, their immediate family members, and entities that hold more than 5% of any class of the Company’s equity securities. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

The policy has pre-approved the following related party transactions:

•	any employment by the Company of an executive officer of the Company if the related compensation is approved by the Board or the Compensation Committee, including, but not limited to, the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s Annual Report on Form 10-K under Item 402 of Regulation S-K;

•	indemnification and advancement of expenses made pursuant to the Company’s organizational documents or pursuant to any agreement;

•	any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•	any contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party is a trustee, director, or employee other than an officer (or comparable position), provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues including contributions;

•	any transaction in which the related party’s interest arises solely from ownership of securities issued by the Company and all holders of such securities receive the same benefit on a pro rata basis as a related party; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

•	any payment, directly or indirectly, to a related party for the Company’s use of aircraft owned directly or indirectly by such related party (such owner, the “Related Aircraft Owner”); provided that the terms of such aircraft usage, including payment terms, shall be set forth in a written agreement between the Company and the Related Aircraft Owner, which agreement shall be subject to the prior approval of the Audit Committee and shall be terminable by the Company on no less than ten days’ written notice to the Related Aircraft Owner.

•	any transaction between the Company and its subsidiaries that is ancillary to the Company’s ownership, directly or indirectly, of (i) equity interests in its subsidiaries, (ii) cash or (iii) cash equivalents, including without limitation, the making of advances or loans between the Company and its subsidiaries that are payable on demand and carry an interest rate comparable to other cash equivalent-type investments of the Company.

•	any purchase of goods or services by the purchasing department of the Company on behalf of an executive officer of the Company; provided that such goods or services are of a type purchased in the Company’s ordinary course of business and the Company is promptly reimbursed by such executive officer.

A related party transaction is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (a) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (b) the Company is a participant, and (c) any related party has or will have a direct or indirect interest (other than solely as a result of being a director, officer or a less than 10% beneficial owner of another entity).

The following discussion reflects our relationships and related party transactions; some of these transactions were entered into prior to adoption of our Related Party Transaction Policy and as such, were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

Limited Liability Company Agreement of Station Holdco

Station Holdco’s third amended and restated the limited liability company agreement (“Holdco Agreement”) provides, among other things that Red Rock controls all of the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units do not generally have voting rights under the Holdco Agreement.

Red Rock has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The Holdco Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustment) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder’s tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

The Holdco Agreement provides that, to the extent that such payments may be made in compliance with the terms of Station Holdco’s debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

The Holdco Agreement provides that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and amendments to certain provisions governing rights or obligations of (i) FI Station Investor LLC (“FI Station Investor”), KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, entities that are owned by certain trusts and other entities owned or established for the benefit of Frank J. Fertitta III, our Chairman and CEO, and Lorenzo J. Fertitta, our Vice Chairman, and their spouses and lineal descendants, (ii) Frank J. Fertitta III and Lorenzo J. Fertitta, or any of their spouses or lineal descendants and (iii) any trust or entity, other than the Company, that is controlled by, or established for the benefit of, or the estate of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (collectively with FI Station Investor, KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, the “Fertitta Family Entities”).

The Holdco Agreement originally provided that the aggregate non-equity compensation of Frank J. Fertitta III would not change for two years following the IPO, and that the aggregate cash compensation of Lorenzo J. Fertitta would be fixed at $500,000 for two years following the IPO. The Holdco Agreement also originally provided that, for a period of two years following the consummation of the IPO, the aggregate number of shares of Class A common stock issued or issuable in connection with awards made pursuant to the 2016 Plan, any successor plan thereto, or otherwise (other than in connection with the substitution of equity awards granted by Station Holdco prior to the IPO) would not exceed 50% of the total number of shares of Class A common stock reserved for issuance pursuant to the 2016 Plan. Each of the restrictions described in this paragraph was eliminated in March 2018 through an amendment to the Holdco Agreement; however, no changes were made to the aggregate non-equity compensation of Frank J. Fertitta III or the aggregate cash compensation of Lorenzo J. Fertitta as a result of such amendment.

Tax Receivable Agreement

Red Rock used a portion of the proceeds from the IPO to purchase LLC Units. The holders of the LLC Units (other than Red Rock) may (subject to the terms of the Exchange Agreement) exchange their LLC Units, together with all outstanding shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result of this initial purchase and any subsequent exchanges, Red Rock is entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. Station Holdco made an election under Section 754 of the Code effective for the first taxable year in which an exchange or purchase of LLC Units occurs and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

We have entered into a tax receivable agreement with the holders of LLC Units (and their permitted transferees). The agreement requires us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This is Red Rock’s obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement became effective immediately prior to the consummation of the IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. All of the intangible assets, including goodwill, of Station Holdco at the time of the IPO allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco are amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

•	the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•	the amount and timing of our income—we expect that the tax receivable agreement will require Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•	tax rates in effect at the time of the tax receivable agreement.

At December 31, 2018, the Company’s liability under the tax receivable agreement was $141.9 million, of which $21.6 million was payable to the Fertitta Family Entities in connection with exchanges that occurred prior to December 31, 2017. The future payments that we may make under the tax receivable agreement, including amounts payable to the Fertitta Family Entities as a result of future purchases or exchanges by the Fertitta Family Entities, could be substantial. In 2017, we purchased at a discount from certain former equity holders their rights under the tax receivable agreement and in connection therewith eliminated any further payment obligations to such holders.

We have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings in income tax.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points. Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

Pursuant to the terms of the Holdco Agreement, current and former members of Station Holdco are entitled to request to participate in, or “piggyback” on, certain registrations of any of our securities offered for sale by us at any time certain holders are entitled to cause the Company to register the shares of Class A common stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions. We provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

If requested by any managing underwriters or underwriters, holders of registrable shares of Class A common stock are not able to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

We have entered into an exchange agreement with all of the owners of LLC Units (other than Red Rock) that entitles those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash (the “Exchange Agreement”). The Exchange Agreement permits those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

The Exchange Agreement provides that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Reimbursable Costs

The Company expects that it may periodically provide services to certain of its executive officers and directors, including the personal use of employees, construction work, and other personal services, as well as the purchase of items by the purchasing department of the Company or by subsidiary of the Company which are purchased on behalf of an executive officer or director. To the extent that such services are provided, the officers and directors to whom services are provided are expected to promptly reimburse the Company or to make deposits with the Company to prepay any such items and to replenish such deposits on an ongoing basis as needed.

Boulder Station Lease and Texas Station

On April 27, 2017, the Company purchased entities that own the land subject to the Boulder land lease and the Texas land lease from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the “Related Lessor”) for aggregate consideration of $120 million.

Prior to April 27, 2017 we leased a portion of the land on which Boulder Station is located pursuant to a ground lease. We leased this land from the Related Lessor. Frank J. Fertitta, Jr. and Victoria K. Fertitta are the

parents of Frank J. Fertitta III, who is our Chairman and CEO, and Lorenzo J. Fertitta, who is our Vice Chairman. The lease provided for monthly payments of $222,933. In addition, prior to April 27, 2017, we leased 47 acres of land on which Texas Station is located pursuant to a ground lease with Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease provided for monthly rental payments of $366,435.

Compensation Paid to Related Parties

Lorenzo J. Fertitta, brother of our Chairman and CEO, Frank J. Fertitta III, is Red Rock’s Vice Chairman and a Vice President. We entered into a five-year employment agreement with Mr. Fertitta in 2016. The employment agreement provides for an annual base salary of $500,000 and severance in an amount equal to such annual base salary in the event of a termination of Mr. Fertitta’s employment without cause or by him for good reason. The total value of compensation paid to Mr. Fertitta in 2017 for services rendered to us in all executive capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2017 Summary Compensation Table) was $537,356. Mr. Fertitta has been employed by Red Rock since April 2016.

Kelley-Ann Fertitta, daughter of our Chairman and CEO, Frank J. Fertitta III, is Station LLC’s Vice President of Corporate Marketing and Guest Experience. The total value of compensation paid to Ms. Fertitta in 2017 for services rendered to us in all employment capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2017 Summary Compensation Table) was $333,235. Ms. Fertitta has been employed by Station LLC since September 2015.

Frank J. Fertitta IV, son of our Chairman and CEO, Frank J. Fertitta III, is the Vice President of Operations at Palms Casino Resort. The total value of compensation paid to Mr. Fertitta in 2017 for services rendered to us in all employment capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2017 Summary Compensation Table) was $21,726. Mr. Fertitta has been employed by Station LLC since September 2017.

Aircraft Agreement

Station LLC entered into an Aircraft Time Sharing Agreement (“Time Sharing Agreement”) with an entity (the “Aviation Company”) affiliated with our Chairman and CEO, Frank J. Fertitta III, and our Vice Chairman, Lorenzo J. Fertitta. Under the Time Sharing Agreement, Station LLC leases an aircraft owned by the Aviation Company, if requested by Station LLC and if the aircraft is available. The amounts payable by Station LLC in connection with each flight under the Time Sharing Agreement are up to (i) twice the cost of the fuel, oil and other additives used, (ii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iii) all expenses for catering and in-flight entertainment materials, (iv) all expenses for flight planning and weather contract services, (v) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation and (vi) all communications charges, including in-flight telephone. Station LLC is also responsible for any federal excise tax. The Time Sharing Agreement is a standard time-share arrangement similar to other time-share arrangements entered into under the Federal Aviation Administration regulations. The Time Sharing Agreement is terminable by either party on 10 days’ written notice.

The Company believes any amounts paid to the Aviation Company for the use of the aircraft, if a comparable aircraft were available, are less than the amounts the Company would be required to pay to a third party. The Company also believes the amounts paid pursuant to the Time Sharing Agreement do not provide for profits or a return on investment to the Aviation Company or its affiliates.

Indemnification of Directors and Officers

We have entered into customary indemnification agreements with our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our Class A and Class B common stock as of the Record Date for:

•	each person or group known to us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of any class of equity securities;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common stock) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

The percentage of ownership is calculated using the number of shares outstanding as of the Record Date, which consisted of approximately 69,413,956 shares of Class A common stock and 46,934,413 shares of Class B common stock.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(1)		Combined Voting Power(2)
Name of Beneficial Owner	Number	%	Number	%	%
FI Station Investor LLC(3)	42,199	*	22,613,985	48.2%	43.1%
Fertitta Business Management LLC(4)	10,127	*	28,198,618	60.1%	53.7%
LNA Investments, LLC(4)	16,036	*	8,593,593	18.3%	16.4%
KVF Investments, LLC(4)	16,036	*	8,593,593	18.3%	16.4%
Frank J. Fertitta III(4)	42,199	*	45,385,804	96.7%	86.5%
Lorenzo J. Fertitta(4)	42,199	*	45,385,804	96.7%	86.5%
Richard J. Haskins	175,463	*	641,566	1.4%	*
Stephen L. Cootey	92,758	*	—	*	*
Jeffrey T. Welch	40,694	*	—	*	*
Joseph J. Hasson	113,443	*	—	*	*
Robert A. Cashell, Jr.	20,121	*	—	*	*
James E. Nave, D.V.M.	20,121	*	—	*	*
Robert E. Lewis	20,121	*	—	*	*
Bamco, Inc.(5)	8,074,735	11.6%	—	*	1.5%
Point72 Asset Management(6)	5,586,924	8.0%	—	*	1.1%
The Vanguard Group(7)	5,592,375	8.1%	—	*	1.1%
FMR LLC(8)	5,411,878	7.8%	—	*	1.0%
Cohen & Steers, Inc.(9)	5,154,399	7.4%	—	*	1.0%
Diamond Hill Capital Management(10)	4,657,000	6.7%	—	*	*
Par Investment Partners, L.P.(11)	4,198,000	6.0%	—	*	*
Blackrock, Inc.(12)	4,243,952	6.1%	—	*	*
Named Executive Officers and Directors as a Group(13)	524,920	*	46,027,370	98.1%	86.7%

*	Indicates less than 1%.
(1)	Subject to the terms of the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.
(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of Red Rock voting together as a single class. Each outstanding share of Class A common stock is entitled to one vote, each outstanding share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the consummation of the IPO and, since the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is entitled to ten votes and each other outstanding share of Class B common stock is entitled to one vote. The only holders of Class B common stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B common stock entitled to ten votes per share of Class B common stock.
(3)	FI Station Investor LLC is owned by an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC and KVF Investments, LLC.
(4)

Fertitta Business Management LLC is owned and controlled (i) 50% by F & J Fertitta Family Business Trust, a revocable trust for which Frank J. Fertitta III has sole investment and voting power, and (ii) 50% by L & T Fertitta Family Business Trust, a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power. The address for all of the entities identified above is 1505 South Pavilion Center Drive, Las Vegas, NV 89135.

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for LNA Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by KVF Investments, LLC, except to the extent of any pecuniary interest therein. The address for KVF Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(5)	The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(6)	The address for Point72 Asset Management, L.P. is 72 Cummings Point Road, Stamford, CT 06902.
(7)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	Fidelity, 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the Class A Common Stock beneficially owned by the Funds as a result of acting as investment adviser to the Funds.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman the CEO and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(9)	The address for Cohen & Steers, Inc. is 280 Park Avenue, New York, NY 10017.
(10)	The address for Diamond Hill Capital Management, Inc. is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.
(11)	The address for Par Investment Partners, L.P. is 200 Clarendon Street, FL 48, Boston, MA 02116.
(12)	The address for Blackrock, Inc. is 52 East 52nd Street, New York, NY 10055.
(13)	Named executive officers and directors as a group consist of nine persons.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.sclv.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Las Vegas, NV

April 19, 2018

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

RED ROCK RESORTS, INC. 1505 SOUTH PAVILION CENTER DRIVE LAS VEGAS, NV 89135 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Meeting date Have your proxy card in hand when you access the web site and follow the instructions to obtain your records. During the Meeting - Go to www.virtualshareholdermeeting.com/RRR2018 The Meeting will be exclusively online via audio webcast. You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS E46045-P06064 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RED ROCK RESORTS, INC. The Board of Directors recommends you vote “FOR” each of the Board of Directors’ nominees below: Proposal 1 Election of 5 director nominees Nominees: For Against Abstain 1a. Frank J. Fertitta III 1b. Lorenzo J. Fertitta 1c. Robert A. Cashell, Jr. 1d. Robert E. Lewis 1e. James E. Nave, DVM The Board of Directors recommends you vote “FOR” proposals 2 and 3 below: Proposal 2 - Advisory vote to approve the compensation of our named executive officers. Proposal 3 - Ratification of the appointment of Ernst &Young LLP as our independent auditor for 2018. NOTE: such other business as may properly come before the meeting or any adjournment thereof. if this proxy is signed and returned, it will be voted in accordance with your instructions. Please sign exactly as your names(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint owners) Date #48020-3085-3726v9

Important Notice Regarding the Availability of proxy materials for the annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. RED ROCK RESORTS, INC. Annual meeting of stockholders To be held on June 14, 2018 at 1:00 p.m., Pacific Time This proxy is solicited by the board of Directors The undersigned hereby appoints executive officers richard J. haskins, Jeffrey t. Welch and Stephen L. Cootey, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of red Rock Resorts, Inc. that the undersigned may be entitled to vote at the annual Meeting of stockholders of red rock Resorts, Inc., a delaware corporation, to be held on Thursday, june 14, 2018, at 1:00 p.m., Pacific Time at WWW.virtualshareholdermeeting.com/RRR2018, for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as at any and all other matters that may properly come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, “FOR” PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PRERAID IF MAILED IN THE UNITED STATES. Continued and to be signed on reverse side #4820-3085-3726v9 E46046-PO6064